Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report relating to the consolidated financial statements of Synacor, Inc. and subsidiary (the “Company”) dated March 26, 2014, appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2013.
/s/ Deloitte & Touche LLP

Williamsville, New York
September 3, 2014